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                                  ENDORSEMENT

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INDIVIDUAL RETIREMENT ANNUITY PROVISIONS
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INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
   This Contract is established as an Individual Retirement Annuity ("IRA") as defined in Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision pursuant to the Owner's request in the Application. Accordingly, this endorsement is attached to and made part of the Contract as of its Issue Date or, if later, the date shown below. Notwithstanding any other provisions of the Contract to the contrary, the following provisions shall apply.

RESTRICTIONS ON INDIVIDUAL RETIREMENT ANNUITY
   To ensure treatment as an IRA, this Contract will be subject to the requirements of Code Section 408, which are briefly summarized below:

    1. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The Owner shall be the Annuitant.

    2. The Contract shall be nontransferable and the entire interest of the Owner in the Contract is nonforfeitable.

    3. Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner's interest shall be made in accordance with the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code and the regulations thereunder, including the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.

        The Owner's entire interest in the Contract must be distributed, or begin to be distributed, by the Owner's required beginning date, which is the April 1 following the calendar year in which the Owner reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, the Owner may elect to have the balance in the account distributed in one of the following forms:

        1)  A single lump sum payment;

        2) Equal or substantially equal monthly, quarterly, or annual payments over the life of the Owner or over the joint and last survivor lives of the Owner and his or her Designated Beneficiary; or

        3) Equal or substantially equal annual payments over a specified period that may not be longer than the Owner's life expectancy or the joint and last survivor life expectancy of the Owner and his or her Designated Beneficiary.

   An Annuity Option may not be elected with a Fixed Period that will guarantee Annuity Payments beyond the life expectancy of the Annuitant and Beneficiary and Annuity Payments must be made at least annually and in equal amounts.

    4. If the Owner dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:

        a. If the Owner dies on or after distributions have begun under Section 3, the entire remaining interest must be distributed at least as rapidly as provided under Section 3.

V6842A (1-97)                                                          SP 684221
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INDIVIDUAL RETIREMENT ANNUITY PROVISIONS (Continued)
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RESTRICTIONS ON INDIVIDUAL RETIREMENT ANNUITY (Continued)
        b. If the Owner dies before distributions have begun under Section 3, the entire remaining interest must be distributed as elected by the Owner or, if the Owner has not so elected, as elected by the Designated Beneficiary or Beneficiaries as follows:

            1) by December 31 of the year containing the fifth anniversary of the Owner's death; or

            2) in equal or substantially equal payments over the life or life expectancy of the Designated Beneficiary or Beneficiaries starting by December 31 of the year following the year of the Owner's death. If, however, the Designated Beneficiary is the Owner's surviving spouse, then this Distribution is not required to begin until December 31 of the later of: (1) the calendar year immediately following the calendar year in which the Owner died; or (2) the calendar year in which the Owner would have attained age 70 1/2.

    5.  An individual may satisfy the minimum  distribution  requirements  under
        Section 401(a)(9) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.

    6. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.

    7. The annual premium shall not exceed the lesser of $2,000 or 100 percent of compensation ($4,000 or 100 percent of compensation for Spousal IRAs however, no more than $2,000 can be contributed to either spouse's IRA), except for plans defined in Section 408(k) of the Code, for which annual premiums shall not exceed $30,000.

    8.  Rollover  contributions  from other  qualified  plans  permitted  by the
        Internal  Revenue  Code  Sections  402(c),  403(a)(4),   403(b)(8),  and
        408(d)(3), are excluded from the limit set forth in Section 8.

    9. Notwithstanding any Contract provisions to the contrary, no amount may be borrowed under the Contract and no portion may be used as security for a loan.

   10. Annuity Payments may not begin before the Annuitant attains the age of 59 1/2 without incurring a penalty tax except in the situations described in Section 72(t) of the Code.

                                        SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                  ROGER K. VIOLA
                                                    Secretary

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  Endorsement Effective Date
  (If Other Than Issue Date)

                                                                       SP 684221